Exhibit 5.1
OPINION OF FENWICK & WEST LLP

February 27, 2013

Fortinet, Inc.
1090 Kifer Road
Sunnyvale, California 94086

Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fortinet, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about February 27, 2013 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,017,366 shares of the Company's Common Stock, $0.001 par value per share (the “Stock”), that are subject to issuance by the Company upon the exercise or settlement of awards granted or to be granted under the Company's 2009 Equity Incentive Plan (the “Plan”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)
the Company's Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 23, 2009 and certified by the Delaware Secretary of State on February 22, 2013 (the “Restated Certificate”);

(2)	the Company's Amended and Restated Bylaws, certified to us by the Company's Secretary on February 22, 2013 (the “Bylaws”);

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)
the Plan and related forms of Plan agreements that have been filed with the Commission as Exhibits to the Company's Registration Statement on Form S-1, as amended (File No. 333-161190), filed with the Commission on August 10, 2009, and the Company's Annual Report on Form 10-K, as amended (File No. 001-34511), filed with the Commission on February 28, 2012;

(5)	the prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(6)
the minutes of meetings and actions by written consent of the Company's Board of Directors (the “Board”) and stockholders of the Company at which, or pursuant to which, the Restated Certificate and Bylaws were approved;

(7)
the minutes of meetings and actions by written consent of the Board and stockholders at which, or pursuant to which, the Board and stockholders of the Company adopted and approved the Plan, the reservation of the Stock for sale and issuance pursuant to the Plan and the filing of the Registration Statement;

(8)
the stock records that the Company has provided to us (consisting of a certificate from the Company's transfer agent, Computershare, verifying the number of the Company's issued and outstanding shares of capital stock as of February 26, 2013 and a statement prepared by the Company as to the number of issued and outstanding options and rights to purchase or otherwise receive or acquire shares of the Company's capital stock and any additional shares of capital stock reserved for future issuance in connection with the Company's stock option and stock purchase plans and all other plans, agreements or rights as of February 26, 2013);

(9)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware with respect to the Company dated February 27, 2013 (the “Certificate of Good Standing”); and

(10)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us or any other extrinsic agreements or documents that might change the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.
As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the existing laws of the State of California and the existing Delaware General Corporation Law.
With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company in the Opinion Certificate.
In accordance with Section 95 of the American Law Institute's Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.
Based upon the foregoing, it is our opinion that:
(1)    The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and
(2)    The 8,017,366 shares of Stock to be registered under the Registration Statement that may be issued and sold by the Company upon the exercise or settlement of awards granted or to be granted under the Plan, when issued, sold and delivered in accordance with the Plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.
This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.
Very truly yours,
FENWICK & WEST LLP

By:	/s/ Jeffrey R. Vetter
Jeffrey R. Vetter, a Partner